News Release


Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES $50 MILLION STOCK REPURCHASE AUTHORIZATION

BLUE BELL, Pa., December 10, 2012 - Unisys Corporation (NYSE: UIS) today announced that its Board of Directors has provided authorization to enable the company to purchase up to an aggregate of $50 million of the company's common stock and mandatory convertible preferred stock through December 31, 2014. Under the authorization, the company can repurchase shares in the open market, which may include the use of 10b5-1 plans, or through privately negotiated transactions. The timing of repurchases, if any, will depend upon several factors, including market and business conditions. Share repurchases may be suspended or discontinued at any time.


ABOUT UNISYS

Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 22,500 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. In particular, the number of shares that the company may purchase, if any, is uncertain and may be impacted by factors such as, but not limited to, changes in the market price of the company's common stock and/or mandatory convertible preferred stock and changes in the company's financial results, financial condition and cash requirements. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.
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Unisys is a registered trademark of Unisys Corporation.  All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.